Exhibit 99.1

Press Release	Source: DynTek, Inc.

DynTek Obtains New Working Capital Facility
Wednesday August 10, 7:14 am ET

New Facility Provides Greater Credit Availability, Improved Terms and Lower Cost

IRVINE, Calif., Aug. 10 /PRNewswire-FirstCall/ – DynTek, Inc. (OTC Bulletin Board: DYTK - News), a leading provider of professional technology services, announced today that the company has obtained a new working capital credit facility from Global Technology Finance (“GTF”), a provider of structured financing solutions to technology companies that operates in partnership with Credit Suisse First Boston (“CSFB”), CIT Group, Inc. (“CIT”), and others.

The new credit facility is comprised of two primary components. Under the first, New England Technology Finance (“NETF”), a GTF affiliate, will finance certain qualified product purchases by DynTek after the date of the agreement, while simultaneously assuming liability for payment to product vendors. DynTek will pay NETF at the time it receives payment from its customers. Finance fees will vary depending on DynTek’s gross profit margin and days sales outstanding, but are expected to be less than the fees charged under the company’s prior financing arrangement.

Under the second component, NETF purchased $7.5 million of DynTek’s other qualified accounts receivable (services and products). Proceeds were used to pay off the $4.8 million balance of the company’s $7.0 million credit line with Systran Financial Services Corporation, and for general corporate purposes. In addition to the accounts receivable purchased on August 8, 2005, NETF may purchase up to 80% of DynTek’s additional qualified accounts receivable in the future on the same terms. As of July 31, 2005, DynTek had approximately $16.5 million in accounts receivable.

“We’ve previously announced some of the cost reduction and structural change elements of our four-part Profitability Plan,” stated Casper Zublin, Jr., DynTek’s chief executive officer. “As part of that plan, we are also focusing on activities, such as entering this arrangement with GTF, which we believe will improve our balance sheet and help provide the necessary capital for profitable growth.”

“We believe that this new facility will provide access to a larger pool of capital, improved terms and more flexibility,” said Robert Webber, DynTek’s president and chief financial officer. “This facility effectively removes product purchasing credit line limits, enabling DynTek to place larger product orders, and to strengthen ties with our customers, partners and distributors.”

“DynTek’s solid customer base and growing sales pipeline makes the company an excellent candidate for our program,” said Paul Stemler, president of Global Technology Finance, LLC. “Our structured capital funding solutions are designed to assist clients such as DynTek to grow profitability, while maintaining their independence and customer control. Leveraging the strength of our partnerships with leading financial institutions, we look forward to helping DynTek overcome some current capital constraints and to assisting the company grow its business.”

“The GTF solution meets one of our critical needs,” continued Webber. “As our business grows, we are challenged — as are many companies in our industry — by the cash timing dilemma of paying for product purchases before we collect customer payments. We believe that by matching the time of payment to the time of collection, the GTF program will help us improve cash flow, and remove a possible constraint on future growth in product sales.”

About Global Technology Finance, LLC

Global Technology Finance, LLC (“GTF”) provides structured capital funding solutions to technology solution providers and others in partnership with Credit Suisse First Boston, CIT, Textron Financial Services, IBM Credit Corporation and Churchill Technology Finance, LLC.

GTF was founded in 1998. Since inception, GTF has provided capital or capital commitments in excess of $3 billion in support of various solution providers and others. By design, GTF provides one hundred percent of the working capital needs of a solution provider and others without requiring complicated financial covenants. For more information, please visit www.4gtf.com.

About DynTek

DynTek is a leading provider of professional technology services to mid-market customers, such as state and local governments, educational institutions and commercial entities in the largest IT markets nationwide. The company offers technology practices in IT security, advanced network infrastructure, voice over internet protocol (“VOIP”), and access infrastructure. DynTek’s multi-disciplinary approach allows our clients to turn to a single source for their most critical technology requirements. For more information, visit www.dyntek.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, success in reaching target markets for services and products in a highly competitive market and the ability to maintain existing and attract future customers, the ability to finance and sustain operations, including the ability to comply with the terms of its working capital facilities and/or other term indebtedness of the Company, and to extend such obligations when they become due, or to replace them with alternative financing, the ability to raise equity capital in the future, despite historical losses from operations, the ability to fulfill the Company’s obligations to third parties, the size and timing of additional significant orders and their fulfillment, the ability to turn contract backlog into revenue and net income, the continuing desire of state and local governments to outsource to private contractors, the ability to successfully integrate recent acquisitions, the ability to continue to implement an acquisition growth strategy, the ability to achieve financial targets, the retention of certain key managers, the performance of successful government and commercial technology services, the continuation of general economic and business conditions that are conducive to governmental outsourcing of service performance, the ability to procure products as necessary, the ability to maintain its securities on the NASD OTC Bulletin Board or other markets in the future, and such other risks and uncertainties included in our Annual Report on Form 10-K filed on September 29, 2004, our Quarterly Reports on Form 10-Q filed on November 15, 2004, February 14, 2005, and May 16, 2005, and other SEC filings. The Company has no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.